Exhibit 99.1

Company Contact – Jim Dorsey
BioClinica, Inc.
267-757-3040

Investor Contact – Linda Decker
Financial Media – Bill Gordon Porter, LeVay & Rose, Inc. 212-564-4700

Trade Media Contact – Brian Gawron
Diccicco Battista Communications
215-957-0300

FOR IMMEDIATE RELEASE
BIOCLINICA™ ACQUIRES TOURTELLOTTE SOLUTIONS
Adds Depth to eClinical Services with Supply Chain Simulation and Parameter-Driven Interactive Voice
and Web Response Technology (IXR)
NEWTOWN, PA, September 16, 2009 – BioClinica, Inc., (NASDAQ: BIOC), a global provider of clinical trial services, today announced that it has acquired privately-held Tourtellotte Solutions, Inc. (Tourtellotte), a leader in software and services for the bio-pharmaceutical industry.
Tourtellotte, headquartered in Wayland, MA and with additional operations in Bhubaneswar, India, provides cutting edge software applications and consulting services which support pharmaceutical development. In 2001, Tourtellotte pioneered the first major parameter-driven IVR and the world’s first IWR for a top five global pharmaceutical company. The software they designed and have continued to modify and support is currently being used in over 150 active clinical trials and has been used in over 300 trials since its inception. In 2007, Tourtellotte introduced tcVisualize, a product which allows biopharmaceutical companies to simulate and optimize the clinical supply chain. Using tcVisualize, study managers can develop the perfect clinical supply plan resulting in a rapid return on investment by reducing product waste, trial delays, and lost patient enrollment due to product stockouts. tcVisualize is currently being used by four of the top ten global pharmaceutical companies.
Process knowledge and expertise in IVR/IWR, simulation and forecasting, and clinical supplies combined with other Tourtellotte innovations, has led to the development of Trident, a next-generation interactive voice/interactive web response system (IXR) that redefines how interactive response technology can function in the biopharmaceutical industry. It is parameter-driven, built specifically for the web, and is able to support rapid, flexible customization that supplies greater control over cost and data than traditional IVR.
“Tourtellotte brings a leading edge technology platform and a proven development and support team to BioClinica. These additions expand the ways in which we can work with our global biopharmaceutical clients to improve the overall clinical trial process,” said Mark Weinstein, President and CEO of BioClinica. “Ed Tourtellotte, President of Tourtellotte Solutions, will be joining BioClinica as Vice President – Product Innovation and he and his team will be part of our eClinical Division, reporting to Peter Benton.”

-more-

“When we looked at strategies to rapidly grow and expand the company to meet the demand for our products, joining the BioClinica team was the logical step,” said Ed Tourtellotte, President of Tourtellotte Solutions. “BioClinica has a strong global presence in the market, robust product offerings and great client relationships. Their experienced sales and operations infrastructure will enable the benefits of clinical trial supply optimization and the next generation of IXR to reach more new clients, faster. We look forward to being an integral part of BioClinica’s continued success.”
Mr. Weinstein concluded, “The acquisition of Tourtellotte further demonstrates how BioClinica is executing on our strategy of adding complementary products that deliver more efficient clinical trials. Tourtellotte Solutions embraces many of the same tenets that have yielded success for BioClinica’s clients over the past twenty years, and we welcome them to our team.”
BioClinica is purchasing substantially all of the assets of Tourtellotte for $2.1 million in cash at closing plus additional payments based upon achieving certain milestones. If certain predetermined milestones are achieved an additional $3.2M in cash and 350,000 shares of BioClinica common stock can be earned.
Tourtellotte generated approximately $3.9 million in revenue in 2008. BioClinica estimates that Tourtellotte will generate approximately $5.0 million in revenue for the full year 2009 on a stand-alone basis. BioClinica currently estimates that for the remaining three and a half months of 2009, Tourtellotte will contribute approximately $1.2 million in revenue and contribute a small amount of operating income and be EPS neutral. The above unaudited financial information is based upon preliminary estimates, subject to the company’s further review.
Excel Partners, LLC acted as exclusive financial advisor to BioClinica in this transaction and Covington Associates, LLC acted as exclusive financial advisor to Tourtellotte.
About BioClinica, Inc.

BioClinica, Inc. is a leading global provider of clinical trials services, helping to support drug and product development efforts through all phases of the clinical trial process. Created from the acquisition of Phoenix Data Systems, Inc. by Bio-Imaging Technologies, Inc., BioClinica offers industry-leading medical image management and best-of-breed electronic data capture to companies in the life sciences industry. In addition, BioClinica offers solutions that combine these core services to maximize efficiency and manageability throughout the entire clinical development process. With more than 2,000 successful trials, BioClinica is unsurpassed in its knowledge and experience, helping bring many of today’s drugs from early phase development through final approval. BioClinica operates two state-of-the-art, FDA-compliant core labs in the United States and Europe, with business offices in the United States, France, Germany, United Kingdom and the Netherlands. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.

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